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                        KANDERS FLORIDA HOLDINGS, INC.
                            c/o Kane Kessler, P.C.
                          1350 Avenue of the Americas
                           New York, New York  10019



                                                        January 18, 1996



Mr. Jonathan M. Spiller
85 Nassau Place
Yulee, Florida  32097

Dear Jonathan:

          This document, dated as of January 18, 1996, outlines certain rights and obligations of Kanders Florida Holdings, Inc.
("KFH") and Jonathan M. Spiller ("Spiller") as of January 18, 1996.

          KFH is currently the record owner of at least 4,526,038 shares (the "Common Shares") of the common stock, par value $.03 per share (the "Common Stock"), of American Body Armor & Equipment, Inc., a Florida corporation (the "Company"), assuming conversion of all shares of the Company's preferred stock, stated value $1.00 per share, that are owned by KFH at a conversion price of $.77 per share and at 110% of the stated value thereof. KFH acquired the shares of Common Stock of the Company as of January 18, 1996. Effective on this date, certain rights and obligations of KFH and Spiller in, to, and affecting the Common Shares are set forth herein, reflecting the facts that, on the date of the acquisition thereof, KFH granted to Spiller certain beneficial ownership interests in certain of the Common Shares otherwise acquired by KFH, and Spiller agreed to pay to KFH, in consideration of such grant, an amount equal to the Acquisition Cost (as hereinafter defined) incurred by KFH with respect to the Common Shares in which a beneficial interest is granted to Spiller (the "Spiller Acquisition Cost"). Accordingly, the parties hereto agree as follows:

          1.   COMPANY STOCK OWNERSHIP.

               It is mutually acknowledged and agreed as follows:

               (a) that the acquisition cost per share of the Common Shares owned by KFH and beneficially owned by Spiller was $.7384 per share (hereinafter the "Acquisition Cost"); and

               (b) that KFH hereby grants Spiller, subject to the terms and provisions of this Agreement, a beneficial ownership interest in and to 7% of the Common Shares, or 316,823 shares of


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Mr. Jonathan M. Spiller
January 18, 1996
Page 2


Common Stock of the Company, to be effective as of January 18, 1999; provided, however, that, at such time, Spiller is the President and Chief Executive Officer of the Company, and Spiller's Employment Agreement with the Company, dated as of the date hereof, is in full force and effect, and Spiller is not in breach thereof; and provided, further, that if Spiller's Employment Agreement with the Company is terminated pursuant to Sections 10(a), (b) or (d) thereof prior to January 18, 1999, then a pro-rata portion of 7% of the Common Shares, based upon the number of months elapsed under this Agreement in relation to 36 months, shall vest to Spiller on January 18, 1999, and shall be subject to the terms of this Agreement. Spiller expressly acknowledges and agrees that no interest is hereby granted by KFH to Spiller in or to any shares of Common Stock or other equity interests, or in or to any securities convertible into or exchangeable for shares of Common Stock of the Company that may be acquired by KFH or Warren B. Kanders individually, or any entity controlled by Warren B. Kanders, after the date hereof. Spiller further expressly acknowledges and agrees that Spiller has no interest in any of such Common Shares from the date hereof until January 18, 1999, subject to the provisos contained in the first sentence of this paragraph 1(b), except as provided in paragraph 4(b) hereof.

          2.   KFH'S COMMON SHARES.

               KFH represents and warrants, and Spiller acknowledges, as follows:

               (a) 900,000 shares of Common Stock of the Company owned by KFH are subject to a pledge agreement with Springs
Industries, Inc. and such number of shares of Common Stock are subject to adjustment pursuant to the terms of such pledge agreement; and

               (b) To KFH's knowledge, the Common Shares owned by KFH are otherwise unencumbered, except for the beneficial interest in the Common Shares which KFH has hereby granted to Spiller pursuant to paragraph 1(c) hereof.

          3.   DISPOSITION OF COMPANY STOCK.

               (a) KFH agrees that within six (6) months of the date hereof, Spiller shall be permitted to sell, solely in



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Mr. Jonathan M. Spiller
January 18, 1996
Page 3


compliance with applicable laws, rules and regulations, such number of shares of Common Stock of the Company owned of record by Spiller as will result in gross proceeds to Spiller from such sale of $150,000. KFH agrees to use its best reasonable efforts to cause the Company to issue to Spiller non-qualified stock options to purchase 50,000 shares of Common Stock, subject to reduction so that Spiller shall have the right to purchase such number of shares of Common Stock as are equal to the number of shares of Common Stock that are sold by Spiller as set forth in this paragraph 3(a), at an exercise price of $1.00 per share of Common Stock. Spiller agrees that the timing of such sale will be coordinated in advance with KFH, but shall be no later than six (6) months from the date hereof.

               (b) If KFH intends to sell in a single transaction ten percent (10%) or more of the Common Shares owned by KFH, notice of such intention (the "Sale Notice") shall be given by KFH to Spiller not later than fifteen (15) days prior to the intended sale date.

          4.   PAYMENT OF THE SPILLER ACQUISITION COST.

               (a) Upon payment by Spiller to KFH of the Spiller Acquisition Cost, other than in the case of clause (y) of paragraph 4(b) below, KFH shall cause to be issued to Spiller a stock certificate for the shares of Common Stock that are the subject of such payment, with such legends and other provisions as are required by law. Spiller's payment of the Spiller Acquisition Cost to KFH may be made at any time, but in no event later than as provided herein.

               (b) Upon KFH's giving a Sale Notice to Spiller as a party hereto, Spiller shall elect, by giving written notice to KFH within five (5) days of the Sale Notice, to either (x) pay to KFH an amount equal to the Spiller Acquisition Cost, or (y) receive the net proceeds relating to 7% of the Common Shares so sold by KFH, reduced by the Spiller Acquisition Cost relating to such Common Shares. In the event that Spiller elects to proceed under clause (y) described above, then Spiller shall not be entitled to receive any stock certificates representing such Common Shares, and shall be deemed to have sold such Common Shares. In the case of clause (x) above, the full amount of such Spiller Acquisition Cost shall be paid to KFH not later than the date of the intended sale



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Mr. Jonathan M. Spiller
January 18, 1996
Page 4



or, if later, the date that is the fifteenth (15th) day after the Sale Notice is given by KFH to Spiller.

               (c) If no Sale Notice is provided by KFH to Spiller on or before January 18, 2001, Spiller shall pay to KFH an amount equal to the Spiller Acquisition Cost. The full amount of such Spiller Acquisition Cost shall be paid to KFH not later than February 18, 2001.

               (d) The amount payable by Spiller to KFH shall equal the Spiller Acquisition Cost as set forth herein without regard to the price to be paid by the purchaser for any share of Common Stock of the Company pursuant to a sale giving rise to a Sale Notice and without regard to any otherwise determined value of a share of Common Stock of the Company upon any such sale on any date prior to and including January 18, 2001. In addition, the Spiller Acquisition Cost shall also include an interest factor of 8% per annum, compounded monthly, on the amount of the Spiller Acquisition Cost, from the date hereof through and including any payment date of the Spiller Acquisition Cost, which shall be due and payable simultaneously with the payment of the Spiller Acquisition Cost.

          5.   MISCELLANEOUS.

               (a) The number of the Common Shares in which Spiller has a beneficial interest as herein set forth shall be adjusted to properly reflect the rights granted to Spiller hereunder in the event that the Company is affected by recapitalization, reorganization, reclassification, or a like event.

               (b) Except as set forth in subdivision (c) of this paragraph 5, Spiller does not have the right to assign this Agreement or the rights or benefits hereunder.

               (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, trustees, legal representatives, administrators, executors, successors, and permitted assigns.

               (d) All notices, requests, demands and other communications under this Agreement shall be in writing and shall



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Mr. Jonathan M. Spiller
January 18, 1996
Page 5



be deemed to have been given when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses first set forth above, or to such other address as any party may specify by notice to other party given in the manner provided for herein.

               (e) This Agreement is made and executed and shall be governed by the laws of the State of New York.

               (f) The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Company Shares, and any filings required under any law or regulation.

          The signature of a party to this Agreement represents the party's assent to the Agreement and the terms hereof.

                                   Very truly yours,

                                   KANDERS FLORIDA HOLDINGS, INC.



                                   By:      /s/ WARREN B. KANDERS
                                        ------------------------------
                                        Warren B. Kanders
                                        President

ACCEPTED AND AGREED TO:


 /s/ JONATHAN M. SPILLER
--------------------------
Jonathan M. Spiller